Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements, or pro forma statements, give effect to the Acquisition by A. Schulman, Inc. (“A. Schulman”) of HGCC Citadel Plastics Holdings, Inc. (“Citadel”) and the related financings on the historical financial position and results of operations of A. Schulman. The historical financial information set forth below has been derived from, and should be read in connection with, the financial statements of A. Schulman, which are included in A. Schulman’s Annual Report on Form 10-K for the year ended August 31, 2014, as amended and superseded in part in A. Schulman’s Current Report on Form 8-K filed on April 27, 2015, and its Quarterly Reports on Form 10-Q for the quarters ended November 30, 2014, February 28, 2015 and May 31, 2015 and the financial statements of Citadel. The financial statements of Citadel are included in, or incorporated by reference into, this Current Report on Form 8-K. A. Schulman, with a fiscal year that ends on August 31, acquired Citadel, with a fiscal year that ends on December 31. The pro forma income statement for the year-ended August 31, 2014 will include (1) A. Schulman’s year ended August 31, 2014 and (2) Citadel’s twelve months ended June 30, 2014. The pro forma income statement for the interim period will include (1) A. Schulman’s six months ended February 28, 2015 and (2) Citadel’s six months ended December 31, 2014. For purposes of preparing this data, the $1,232.0 million of financing that was obtained by A. Schulman in connection with the Acquisition (as defined below) includes long-term bank debt of approximately $709.0 million, senior notes of $375.0 million, a convertible special stock issuance of $125.0 million and revolving credit facility borrowings of approximately $23.0 million.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change up to a year following the time of the Acquisition once all pertinent information regarding the assets and liabilities acquired are fully evaluated by the Company. The final determination of the allocation of the purchase price will be based on the actual tangible assets and liabilities, and intangible assets of Citadel as of the effective time of the Acquisition. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by A. Schulman. These accounting policies are similar in all material respects to those of Citadel. As more information becomes available, A. Schulman will perform a more detailed review of Citadel’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements.

The pro forma statements give effect to the Acquisition and the related financings as if they had been consummated for the pro forma condensed combined statements of operations on September 1, 2013 for A. Schulman and July 1, 2013 for Citadel, and for the pro forma condensed combined balance sheet on February 28, 2015.

The pro forma statements are provided for informational purposes only and do not purport to represent what the condensed combined financial position or results of operations actually would have been had the Acquisition and related financings and other pro forma adjustments occurred on the dates indicated. Additionally, the pro forma statements are not necessarily indicative of the future financial condition or results of operations of A. Schulman.

The Acquisition

On June 1, 2015, A. Schulman acquired all of the issued and outstanding capital stock of privately held Citadel, a portfolio company of certain private equity firms, for approximately $800 million. The purchase price was reduced by the amount of Citadel’s indebtedness and unpaid transaction expenses on the closing date, increased by the amount of Citadel’s cash and cash equivalents on the closing date, and increased by approximately $1.9 million based on Citadel’s estimated working capital on the closing date relative to target working capital. Citadel is a major provider of custom material solutions and custom engineered solutions for specialized applications across a diverse set of end markets, geographies and blue chip customers. We refer to the acquisition of Citadel as the “Acquisition.”

A. SCHULMAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended August 31, 2014

(Dollars and shares in thousands, except per share data)

	Historical A. Schulman, Inc.	Pro Forma Citadel (r)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$2,446,998	$434,633	$(3,740	)(a)	$2,877,891
Cost of sales	2,116,990	347,072	(4,834	)(b)	2,459,228
Selling, general and administrative expenses	242,486	70,018	(1,495	)(c)	311,009
Restructuring expense	4,883	—	—		4,883
Asset impairment	104	26,038	—		26,142
Curtailment and settlement (gains) losses	214	—	—		214

Operating income (loss)	82,321	(8,495)	2,589		76,415
Interest expense	8,503	24,294	19,137	(d)	51,934
Interest income	(286)	(151)	—		(437)
Foreign currency transaction (gains) losses	2,206	(939)	—		1,267
Other income, net	(434)	(2,186)	—		(2,620)

Income (loss) from continuing operations before taxes	72,332	(29,513)	(16,548)		26,271
Provision (benefit) for U.S. and foreign income taxes	18,542	(4,147)	(5,792	)(f)	8,603

Income from continuing operations	53,790	(25,366)	(10,756)		17,668
Noncontrolling interests	(799)	—	—		(799)

Net income (loss) from continuing operations attributable to A. Schulman, Inc.	52,991	(25,366)	(10,756)		16,869
Convertible special stock dividends	—	—	7,500	(g)	7,500

Net income (loss) from continuing operations available to A. Schulman, Inc. common stockholders	$52,991	$(25,366)	$(18,256)		$9,369

Weighted-average number of shares outstanding:
Basic	29,061				29,061
Diluted	29,362				29,362
Earnings per share from continuing operations attributable to A. Schulman Inc.
Basic	$1.82				$0.32
Diluted	$1.80				$0.32

A. SCHULMAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended February 28, 2015

(Dollars and shares in thousands, except per share data)

	Historical A. Schulman, Inc.	Pro Forma Citadel (s)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$1,157,348	$251,445	$(2,075	)(a)	$1,406,718
Cost of sales	992,430	202,185	(2,585	)(b)	1,192,030
Selling, general and administrative expenses	130,640	36,628	(2,362	)(c)	164,906
Restructuring expense	7,881	—	—		7,881

Operating income	26,397	12,632	2,872		41,901
Interest expense	4,670	11,698	9,512	(d)	25,880
Interest income	(161)	(110)	—		(271)
Foreign currency transaction (gains) losses	2,240	2,096	—		4,336
Other income, net	(404)	(896)	—		(1,300)
Gain on early extinguishment of debt	(1,290)	—	1,290	(e)	—

Income (loss) from continuing operations before taxes	21,342	(156)	(7,930)		13,256
Provision (benefit) for U.S. and foreign income taxes	8,457	2,312	(2,776	)(f)	7,993

Income (loss) from continuing operations	12,885	(2,468)	(5,154)		5,263
Noncontrolling interests	(547)	—	—		(547)

Net income (loss) from continuing operations attributable to A. Schulman, Inc.	12,338	(2,468)	(5,154)		4,716
Convertible special stock dividends	—	—	3,750	(g)	3,750

Net income (loss) from continuing operations available to A. Schulman, Inc. common stockholders	$12,338	$(2,468)	$(8,904)		$966

Weighted-average number of shares outstanding:
Basic	29,078				29,078
Diluted	29,538				29,538
Earnings per share from continuing operations attributable to A. Schulman Inc.
Basic	$0.42				$0.03
Diluted	$0.42				$0.03

A. SCHULMAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of February 28, 2015

(Dollars in thousands)

	Historical A. Schulman, Inc.	Historical Citadel (as of December 31, 2014)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$91,872	$10,909	$(11,735	)(h)	$91,046
Accounts receivable, net	354,257	69,709	—		423,966
Inventories, net	257,464	43,582	3,718	(i)	304,764
Prepaid expenses and other current assets	40,399	10,095	(1,595	)(j)	48,899

Total current assets	743,992	134,295	(9,612)		868,675
Net property, plant and equipment	239,969	74,521	7,030	(i)	321,520
Deferred charges and other noncurrent assets	73,211	18,436	1,246	(k)	92,893
Goodwill	192,940	159,647	270,831	(i)	623,418
Intangible assets, net	123,932	240,093	81,807	(i)	445,832

Total assets	$1,374,044	$626,992	$351,302		$2,352,338

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$251,091	$30,422	$—		$281,513
U.S. and foreign income taxes payable	4,426	892	—		5,318
Accrued payroll, taxes and related benefits	42,232	4,843	—		47,075
Other accrued liabilities	46,067	8,902	(1,075	)(m)	53,894
Short-term debt	24,197	2,419	(11,616	)(l)	15,000

Total current liabilities	368,013	47,478	(12,691)		402,800
Long-term debt	365,406	397,604	332,039	(l)	1,095,049
Pension plans	112,501	—	—		112,501
Deferred income taxes	22,003	90,883	24,134	(i)	137,020
Other long-term liabilities	26,485	1,322	—		27,807

Total liabilities	894,408	537,287	343,482		1,775,177

Stockholders’ equity:
Common stock, par value $0.001	48,367	154	(154	)(o)	48,367
Convertible special stock	—	—	120,313	(n)	120,313
Additional paid-in capital	272,934	161,373	(161,373	)(p)	272,934
Accumulated other comprehensive income (loss)	(73,801)	(15,421)	15,421	(o)	(73,801)
Retained earnings (deficit)	607,162	(56,401)	33,613	(q)	584,374
Treasury stock, at cost	(383,170)	—	—		(383,170)

Total A. Schulman, Inc.’s stockholders’ equity	471,492	89,705	7,820		569,017
Noncontrolling interests	8,144	—	—		8,144

Total equity	479,636	89,705	7,820		577,161

Total liabilities and equity	$1,374,044	$626,992	$351,302		$2,352,338

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting and was based on the historical consolidated financial statements of A. Schulman and Citadel after giving effect to the Acquisition and related financing arrangements. All pro forma statements use A. Schulman’s period end date.

A. Schulman’s fiscal year ends on August 31 with interim periods ending on November 30, February 28 or 29 and May 31. Citadel’s fiscal year ends on December 31 with interim periods ending on March 31, June 30 and September 30.

The unaudited pro forma condensed combined balance sheet as of February 28, 2015 is presented as if the Acquisition occurred on February 28, 2015. The unaudited pro forma condensed combined statements of operations for all periods are presented as if the Acquisition had taken place on September 1, 2013. The unaudited pro forma condensed combined statement of operations for the year ended August 31, 2014 includes results of operations of (1) A. Schulman for the year ended August 31, 2014 and (2) Citadel for the twelve months ended June 30, 2014. The unaudited pro forma condensed combined statement of operations for the six months ended February 28, 2015 includes results of operations of (1) A. Schulman for the six months ended February 28, 2015 and (2) Citadel for the six months ended December 31, 2014.

In addition to those pro forma adjustments directly linked to the Acquisition, the unaudited pro forma condensed combined statements of operations for the year ended August 31, 2014 and the six months ended February 28, 2015 include pro forma adjustments related to Citadel’s acquisition of The Composites Group (“TCG”) as if they had been consummated for the pro forma condensed combined statements of operations on September 1, 2013 for A. Schulman and July 1, 2013 for Citadel, the beginning of the earliest periods presented.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based on preliminary estimates of the fair value of assets acquired and liabilities assumed, and the related income tax impact of the Acquisition accounting adjustments. The final allocation of the purchase price will be determined after the Acquisition is completed and after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the date the Acquisition is complete. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in the unaudited pro forma condensed combined financial statements. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the unaudited pro forma condensed combined statements of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The purchase method of accounting is based on Accounting Standards Codification, ASC, Topic 805, “Business Combinations,” and uses the fair value concepts defined in ASC Subtopic 820-10, “Fair Value Measurement.” ASC Topic 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the Acquisition date.

ASC Subtopic 820-10 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC Subtopic 820-10 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, A. Schulman may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measures that do not reflect A. Schulman’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Acquisition, at their respective fair values and consolidated with those of A. Schulman. Financial statements and reported results of operations of A. Schulman issued after completion of the Acquisition will reflect these values. Periods prior to completion of the Acquisition will not be retroactively restated to reflect the historical financial position or results of operations of Citadel.

Under ASC Subtopic 805-10, transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total transaction costs expected to be incurred by A. Schulman are estimated to be $50.4 million, of which $2.9 million has been incurred and recognized through February 28, 2015.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of A. Schulman that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of A. Schulman. The unaudited pro forma condensed combined financial statements should be read in conjunction with A. Schulman’s financial statements for the year ended August 31, 2014, which are included in its Annual Report on Form 10-K for the year ended August 31, 2014, as amended and superseded in part in its Current Report on Form 8-K filed on April 27, 2015, and in its Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2014, February 28, 2015 and May 31, 2015. Citadel’s audited financial statements for the years ended December 31, 2014 and 2013 and the period from February 29, 2012 through December 31, 2012 are incorporated by reference into this Current Report on Form 8-K.

2. Citadel Acquisition

On June 1, 2015, A. Schulman acquired all of the issued and outstanding capital stock of privately held Citadel, a portfolio company of certain private equity firms, for approximately $800 million. The purchase price was reduced by the amount of Citadel’s indebtedness and unpaid transaction expenses on the closing date, increased by the amount of Citadel’s cash and cash equivalents on the closing date, and increased by approximately $1.9 million based on Citadel’s estimated working capital on the closing date relative to target working capital. Citadel is a major provider of custom material solutions and custom engineered solutions for specialized applications across a diverse set of end markets, geographies and blue chip customers.

3. Financing

In connection with the Acquisition, A. Schulman and certain of its wholly-owned subsidiaries obtained approximately $1,232.0 million of financing, including, without limitation: long-term bank debt of approximately $709.0 million, consisting of a $200.0 million senior secured term loan A facility and approximately $509.0 million of senior secured term loan B facilities; senior notes of approximately $375.0 million; a convertible special stock issuance of approximately $125.0 million; and revolving credit facility borrowings of approximately $23.0 million (with availability of up to $300.0 million).

4. Estimate of Assets Acquired and Liabilities Assumed

The preliminary estimate of the fair values of assets acquired and liabilities assumed as of the closing of the Acquisition were allocated to each of Citadel’s assets, liabilities and intangible assets. The excess of purchase price over the estimated fair values of assets acquired and liabilities assumed is allocated to goodwill.

The preliminary estimate of the fair values of assets acquired and liabilities assumed (in thousands) is as follows:

February 28, 2015
Assets acquired, at fair market value:
Accounts receivable	$69,709
Inventories	47,300
Prepaid expenses and other	10,091

Total current assets	127,100
Property, plant, and equipment(1)	81,551
Intangible assets(1)	321,900
Other assets(2)	7,126

Total assets	537,677
Liabilities assumed, at fair market value:
Accounts payable	30,422
Accrued liabilities	12,837
Deferred income taxes(3)	123,551
Other liabilities	1,322
Capital lease obligations	23

Total liabilities assumed	168,155

Identifiable net assets acquired	369,522
Goodwill(4)	430,478

Net assets acquired	$800,000

(1)	The fair values of property, plant, and equipment were determined based on management’s estimate of the replacement cost of similar fixed assets using information obtained during A. Schulman’s due diligence process. The fair values of the identifiable intangible assets were determined based on management’s estimate of preliminary estimated cash flows associated with these identifiable intangible assets based on information obtained during A. Schulman’s due diligence process. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.
(2)	Other assets are comprised of Citadel’s investment in joint venture, at fair market value of $3.1 million plus noncurrent deferred income tax assets of $1.0 million and other long-term assets of $3.0 million at December 31, 2014 book value, which approximate fair market values.
(3)	As part of finalizing the preliminary fair value of the Acquisition assets and liabilities, A. Schulman will update deferred taxes and other tax adjustments as part of the allocation of the purchase price due to differences between book valuations and tax valuations, primarily related to the estimated fair value adjustments for acquired long-lived assets.
(4)	Goodwill is calculated as the difference between the Acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill associated with the Citadel acquisition is primarily the result of anticipated synergies and the previously discussed market expansion resulting from the consolidation and centralization of manufacturing and global purchasing activities, insurance savings, and elimination of duplicate corporate administrative costs.

The preliminary estimated fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows (dollars in thousands):

	Estimated Fair Value	Estimated Useful Life
Trademarks and trade names	$19,200	3 - 10 years
Developed technology/know-how	75,000	10 - 20 years
Customer relationships	227,700	14 years

	$321,900

Finite lived intangible assets will be amortized over their estimated useful lives. Goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. In the future, if it is determined that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

5. Pro Forma Adjustments

Pro forma adjustments include the following (all tables in thousands):

(a)	To eliminate sales from Citadel to A. Schulman of $3.7 million and $2.1 million for the year ended August 31, 2014 and the six months ended February 28, 2015, respectively.

(b)	To adjust cost of sales for each period as follows:

	Year Ended August 31, 2014	Six months Ended February 28, 2015
Elimination of cost of sales to A. Schulman from Citadel	$(3,740)	$(2,075)
Adjustment of depreciation and amortization (see (c) below)	(1,094)	(510)

Pro forma adjustment	$(4,834)	$(2,585)

(c)	To record change in depreciation, amortization, and transaction costs:

	Year Ended August 31, 2014	Six months Ended February 28, 2015
Reversal of Citadel’s depreciation recognized	$(9,519)	$(4,718)
Reversal of Citadel’s amortization recognized	(26,311)	(11,901)
Estimated depreciation of assets required	8,303	4,151
Estimated amortization of identifiable intangible assets	24,938	12,469
Reverse transactions costs to acquire Citadel	—	(2,873)

Pro forma adjustment	(2,589)	(2,872)

Allocation to cost of sales	(1,094)	(510)
Allocation to selling, general, & administrative	(1,495)	(2,362)

	$(2,589)	$(2,872)

(d)	To record adjustments to interest expense and amortization of new debt issue costs:

	Year Ended August 31, 2014	Six months Ended February 28, 2015
Reversal of A. Schulman’s existing interest expense	$(7,134)	$(4,094)
Reversal of Citadel’s existing interest expense	(22,500)	(10,801)
Record estimated interest expense	48,922	24,461

Interest adjustment	19,288	9,566

Reversal of A. Schulman’s amortization of existing debt issue cost	(507)	(232)
Reversal of Citadel’s amortization of existing debt issue costs	(1,794)	(897)
Record estimated amortization of new debt issue costs	2,150	1,075

Deferred financing fees amortization adjustment	(151)	(54)

Total interest expense pro forma adjustment	$19,137	$9,512

A. Schulman estimates a combined weighted average interest rate of 4.44% based on $709.3 million of aggregate principal amount of new term loans under the new term loan A facility and new term loan B facilities, and $23.0 million aggregate principal amount of revolving loans under the new revolving credit facility and $375.0 million aggregate principal amount of senior notes that were incurred in connection with the Acquisition. An increase or decrease of 12.5 basis points in the actual combined weighted average interest rate would impact our interest expense by $0.9 million annually. Additionally, the new term loan facilities have required quarterly principal payments of $15.0 million in the aggregate on an annual basis.

A. Schulman estimates it will incur $33.0 million of financing fees in connection with the new term loan facilities, new revolving credit facility and senior notes, $18.8 million related to the bridge financing was expensed over a shortened bridge period, $13.7 million will be deferred and amortized straight line over their respective lives, and $1.3 million of original issue discount will be netted against their respective term loan B facilities. An additional $0.5 million existing deferred financing fees related to the old credit agreement will be carried forward and amortized straight line over its new life.

(e)	In February 2015, A. Schulman recorded a gain on the extinguishment of its euro notes debt, which was extinguished as part of the refinancing for the Acquisition. This adjustment has been recorded to remove the $1.3 million gain associated with the debt repayment.

(f)	We have reflected the applicable tax provision on the pro forma adjustments presented in the unaudited pro-forma condensed combined statements of operations. The pro forma adjustments pertain primarily to the U.S. tax jurisdiction, and are subject to a 35% federal tax rate. These adjustments do not include the release of a portion of A. Schulman’s U.S. valuation allowance that may result when considering Citadel’s U.S. deferred income tax liabilities. The effective tax rate of the combined company could be significantly different depending on post-transaction activities.

(g)	A. Schulman expects to pay a quarterly dividend on the newly issued convertible special stock, payable quarterly, which equals $7.5 million and $3.8 million for the year ended August 31, 2014 and six months ended February 28, 2015, respectively.

(h)	To record the changes in cash from the Acquisition and refinancing, as follows:

February 28, 2015
Convertible special stock offering (see (n) below)	$125,000
Change in A. Schulman debt (see (l) below)	721,696
Removal of Citadel cash not transferring	(10,909)
Cash paid to Citadel (see note 4)	(800,000)
Transaction costs	(47,522)

Pro forma adjustment	$(11,735)

(i)	To record fair value adjustments based on the Citadel purchase price allocation as seen below:

	Book Value	Fair Market Value (Note 4)	Adjustment Recorded
Inventories	$43,582	$47,300	$3,718
Property, plant, & equipment	74,521	81,551	7,030
Intangible assets	240,093	321,900	81,807
Goodwill	159,647	430,478	270,831
Deferred income taxes	90,883	123,551	32,668
Joint venture	3,122	3,068	(54)

The $32.7 million increase in the deferred income tax liability resulting from the Citadel fair value adjustments has been allocated $3.4 million to current and $29.3 million to non-current. The $29.3 million non-current piece is partially offset by a decrease of $5.1 million to reflect the anticipated one-time release of a portion of A. Schulman’s U.S. valuation allowance as a result of Citadel’s U.S. deferred income tax liabilities. The $3.4 million current piece is recorded in footnote (j) below as a decrease to current deferred tax assets. The amount of the actual U.S. valuation allowance release could vary significantly from what is assumed in these unaudited pro forma condensed combined financial statements and will depend on the specific deferred income tax assets and liabilities at the time of the Acquisition.

(j)	The pro forma adjustment of $1.6 million for prepaid expenses and other current assets represents a decrease in current deferred tax assets of $3.4 million as well as an increase to current deferred income tax assets of $1.8 million to reflect the anticipated one-time release of a portion of A. Schulman’s U.S. valuation allowance as a result of Citadel’s U.S. deferred income tax liabilities.

(k)	To record the change in deferred charges and other noncurrent assets as a result of the Acquisition and refinancing:

February 28, 2015
Write-off of existing A. Schulman deferred financing fees	$(1,156)
Write-off of existing Citadel deferred financing fees	(11,278)
New deferred financing fees	13,734
Write-down of joint venture (see (i) above)	(54)

Increase in deferred charges and other noncurrent assets	$1,246

(l)	To record the change in debt as a result of the Acquisition and refinancing:

February 28, 2015
New term loan	$709,323
New revolver	22,954
Senior notes	375,000
Original issue discount	(1,273)
Extinguishment of old debt	(385,581)

Net change in A. Schulman debt	720,423
Citadel debt not transferring	(400,000)

Net change in pro forma total debt	320,423
Change in current portion (see below)	(11,616)

Change in long term portion	$332,039

Current debt, per A. Schulman historical	$24,197
Current debt, per Citadel historical	2,419
Pro forma adjustment	(11,616)

Pro forma current debt, based on term loan payments due within twelve months	$15,000

(m)	The pro forma adjustment of $1.1 million for other accrued liabilities represents accrued severance of $0.7 million, less $1.8 million of Citadel accrued interest which is not transferring as part of the Acquisition.

(n)	This adjustment of $125.0 million, net of $4.7 million in fees, has been made to account for the issuance of convertible special stock.

(o)	The adjustments of $0.2 million and $15.4 million are to eliminate Citadel’s common stock and accumulated other comprehensive loss.

(p)	The adjustment of $161.4 million is to eliminate Citadel’s existing additional paid in capital balance.

(q)	To record the change in retained earnings as a result of the Acquisition and refinancing:

February 28, 2015
Elimination of Citadel accumulated deficit	$56,401
Elimination of a deferred tax asset valuation allowance	6,921
Unpaid transaction fees	(27,828)
Write off of existing deferred financing fees	(1,156)
Accrued severance	(725)

Increase in retained earnings	$33,613

(r)

HGGC CITADEL PLASTICS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Twelve Months Ended June 30, 2014

(Dollars in thousands)

	Historical Citadel	Historical The Composites Group	Pro Forma Adjustments		Pro Forma Citadel
Net sales	$332,570	$102,063	$—		$434,633
Cost of sales	269,148	77,700	224	(I)	347,072
Selling, general and administrative expenses	53,077	11,455	5,486	(II)	70,018
Asset impairment	26,038	—	—		26,038

Operating income (loss)	(15,693)	12,908	(5,710)		(8,495)
Interest expense	16,685	1,802	5,807	(III)	24,294
Interest income	(151)	—	—		(151)
Foreign currency transaction (gains) losses	(939)	—	—		(939)
Other (income) expense, net	(1,507)	(679)	—		(2,186)

Income (loss) before taxes	(29,781)	11,785	(11,517)		(29,513)
Provision (benefit) for U.S. and foreign income taxes	(3,076)	3,375	(4,446	)(IV)	(4,147)

Net income (loss)	$(26,705)	$8,410	$(7,071)		$(25,366)

(s)

HGGC CITADEL PLASTICS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended December 31, 2014

(Dollars in thousands)

	Historical Citadel(A)	Historical The Composites Group(B)	Pro Forma Adjustments		Pro Forma Citadel
Net sales	$212,544	$38,901	$—		$251,445
Cost of sales	173,719	28,390	76	(I)	202,185
Selling, general and administrative expenses	31,184	5,044	400	(II)	36,628

Operating income	7,641	5,467	(476)		12,632
Interest expense	9,908	500	1,290	(III)	11,698
Interest income	(110)	—	—		(110)
Foreign currency transaction (gains) losses	2,096	—	—		2,096
Other (income) expense, net	(83)	6,336	(7,149	)(V)	(896)

Income loss before taxes	(4,170)	(1,369)	5,383		(156)
Provision (benefit) for U.S. and foreign income taxes	846	(612)	2,078	(IV)	2,312

Net (loss) income	$(5,016)	$(757)	$3,305		$(2,468)

(A)	The historical Citadel information includes the results of operations for TCG for the period November 5, 2014 through December 31, 2014.
(B)	The historical TCG information includes the results of operations for TCG for the period July 1, 2014 through November 4, 2014.

(I)	To record adjustments to depreciation.

	Twelve months ended June 30, 2014	Six months ended December 31, 2014
Reversal of TCG depreciation recognized	$(2,558)	$(1,068)
Record estimated depreciation of assets acquired	2,782	1,144

Pro forma adjustment	$224	$76

(II)	To record adjustments to depreciation, amortization, and transaction costs.

	Twelve months ended June 30, 2014	Six months ended December 31, 2014
Reversal of TCG depreciation recognized	$(277)	$(93)
Reversal of TCG amortization recognized	(299)	(100)
Record estimated depreciation of assets acquired	301	100
Record estimated amortization of identifiable intangible assets	5,761	2,880
Reversal of transaction costs to acquire TCG	—	(2,387)

Pro forma adjustment	$5,486	$400

(III)	To record adjustments to interest expense and amortization of debt issue costs incurred by Citadel in connection with the acquisition of TCG.

	Twelve months ended June 30, 2014	Six months ended December 31, 2014
Reversal of Citadel existing interest expense	$(16,685)	$(9,908)
Reversal of The Composites Group’s existing interest expense	(1,802)	(500)
Record estimated interest expense	23,937	11,990

Pro forma adjustment	5,450	1,582

Reversal of Citadel amortization of existing debt issue costs	(1,437)	(1,189)
Record estimated amortization of new debt issue costs	1,794	897

Pro forma adjustment	357	(292)

Total interest expense pro forma adjustment	$5,807	$1,290

Citadel used the actual interest rate of 5.25% for its $320 million term loan and 9.00% for its $80 million second lien senior secured term loan for an aggregate principal amount of $400 million. This resulted in a weighted average interest rate of 6%. An increase or decrease of 12.5 basis points in the actual combined weighted average interest rate would impact Citadel’s interest expense by $0.5 million annually. Additionally, it is expected that the new term loan will have required quarterly payments of $0.8 million.

Citadel incurred $6.6 million of deferred financing fees in connection with the issuance of the term loan and second lien senior secured term loan.

(IV)	We have reflected the applicable tax provision on the pro forma adjustments presented in the unaudited pro-forma condensed combined statements of operations. The pro forma adjustments pertain primarily to the U.S. tax jurisdiction, and are subject to a 35% federal tax rate, plus applicable state taxes.

(V)	To reverse $7.1 million of the seller’s transaction costs related to TCG acquisition for the six months ended December 31, 2014.